DIVIDEND CAPITAL REALTY INCOME ALLOCATION FUND
INVESTMENT ADVISORY AGREEMENT

AGREEMENT, made this 30th day of May, 2006, between Dividend Capital Realty Income Allocation Fund, a statutory trust organized under the laws of the State of Delaware (the "Fund") and Dividend Capital Investments LLC, a Delaware limited liability company (the "Adviser").

WHEREAS, the Fund is a closed-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Fund desires to retain the Adviser to render investment advisory services to the Fund as agreed to from time to time between the Fund and the Adviser; and

WHEREAS, the Adviser is willing to render such services;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter set forth, it is agreed to as follows:

1.     The Fund hereby appoints the Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.     Subject to the general supervision of the Trustees of the Fund, the Adviser shall manage the investment operations of the Fund and the composition of the Fund's holdings of securities and investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Fund's investment objectives and policies as stated in the Fund's registration statement on Form N-2, as such may be amended from time to time, under the Securities Act of 1933, as amended, and the 1940 Act (the "Registration Statement"), the instructions of the Fund's Board of Trustees and in compliance with applicable law and regulation, and subject to the following understandings:

(a)    the Adviser shall furnish an investment program for the Fund and determine from time to time what investments or securities will be purchased, retained, sold or lent by the Fund, and what portion of the assets will be invested or held uninvested as cash;

(b)   the Adviser shall use the same skill and care in the management of the Fund's investments as it uses in the administration of other accounts for which it has investment responsibility as agent;

(c)    the Adviser will regularly report to the Board on the investment program for the Fund, and will furnish the Board with such periodic and special reports related to the investment program as the Trustees may reasonably request;

(d)   the Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Fund's Declaration of Trust (such Declaration of Trust, as currently in effect and as amended from time to time, is herein called the "Declaration of Trust"), the Fund's Bylaws (such Bylaws, as currently in effect and as amended from time to time, are herein called the "Bylaws") and the Registration Statement and with the instructions and directions of the Trustees of the Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

(e)    the Adviser shall determine the securities to be purchased, sold or lent by the Fund and as agent for the Fund will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker or dealer in such securities; in placing orders with brokers or dealers the Adviser intends to seek best price and execution for purchases and sales; the Adviser shall also determine whether the Fund shall enter into repurchase or reverse repurchase agreements;

(f)    the Adviser shall maintain books and records with respect to the Fund's securities transactions and shall render to the Fund's Trustees such periodic and special reports as the Trustees may reasonably request; and

(g)    the investment management services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

3.     The Fund has delivered copies of each of the following documents to the Adviser and will promptly notify and deliver to it all future amendments and supplements, if any:

(a)    The Declaration of Trust;

(b)   The Bylaws;

(c)    Certified resolutions of the Trustees of the Fund authorizing the appointment of the Adviser and approving the form of this Agreement; and

(d)   The Fund's Notification of Registration on Form N-8A and Registration Statement as filed with the Securities and Exchange Commission (the "Commission").

4.     The Adviser will select brokers and dealers to effect all portfolio transactions for the Fund, subject to the conditions set forth herein. The Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Adviser is directed at all times to seek to execute brokerage transactions for the Fund (i) in accordance with any written policies, practices or procedures that may be established by the Fund's Board of Trustees ("Board"), from time to time, or (ii) as described in the Registration Statement. In placing any orders for the purchase or sale of investments for the Fund, in the name of the Fund or its nominees, the Adviser shall use its best efforts to obtain for the Fund the most favorable overall terms and best execution, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

(a)    Subject to the appropriate policies and procedures approved by the Board, the Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934 ("1934 Act"), cause the Fund to pay a broker or dealer that provides brokerage or research services to the Adviser or the Fund, an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of the brokerage or research services provided, viewed in terms of that particular transaction or the Adviser's overall responsibilities to the Fund or its other advisory clients. To the extent authorized by Section 28(e) and the Board, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reasons of those actions. Subject to seeking the most favorable overall terms and best execution, the Board may cause or direct the Adviser to effect transactions in portfolio securities through brokers or dealers in a manner that will help generate resources to pay the cost of certain expenses that the Fund is required to pay or for which the Fund is required to arrange payment.

(b)   On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and more efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in accordance with the 1940 Act and Commission or Commission staff guidance thereunder, and in the manner that it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

(c)    The Adviser may use brokers who are affiliated with the Adviser, provided that no such broker will be utilized in any transaction in which such broker acts as principal and the commissions, fees or other remuneration received by such brokers is reasonable and fair compared to the commissions, fees or other remuneration paid to other brokers in connection with comparable transactions involving similar securities being purchased or sold during a comparable period of time.

The Fund hereby authorizes any entity or person associated with the Adviser that is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund that is permitted by Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation by such entity or person for such transaction in accordance with Rule 11a2-2(T)(a)(2)(iv).

(d)   The Adviser will periodically review the Fund's portfolio transactions to ensure that such transactions are conducted in accordance with this Section 4.

5.     The Adviser shall keep the Fund's books and records required to be maintained by it pursuant to paragraph 2(f). The Adviser agrees that all records that it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records to the Fund upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Adviser with respect to the Fund by Rule 31a-1 under the 1940 Act.

6.     During the term of this Agreement, the Adviser will pay all expenses (including office space, telephone and clerical expense) incurred by it in connection with its services provided under Section 2 of this Agreement, except such expenses as are assumed by the Fund under this Agreement. The Fund will bear the expenses of its operation, except those specifically allocated to the Adviser, including, but not limited to, brokerage and other expenses of executing portfolio transactions; taxes and governmental fees; interest charges; fees and expenses of the Fund's independent accountants and legal counsel; trade association membership dues; fees and expenses of any custodian, transfer agent, registrar and dividend disbursing agent of the Fund; cost of share certificates expenses of issuing, selling, redeeming, registering and qualifying for sale shares of beneficial interest in the Fund under federal and state laws and regulations; fees and expenses associated with listing the Fund's shares of beneficial interest on a national stock exchange; expenses of preparing, printing and filing reports (including financial reports), notices, regulatory filings, registration statements, prospectuses, statements of additional information, proxy statements, reports to shareholders and other communications distributing such information to existing shareholders; expenses of complying with Rule 38a-1 under the 1940 Act; the cost of office supplies, including stationery; compensation of its Independent Trustees (i.e., Trustees who are not "interested persons" of the Fund, as that term is defined in the 1940 Act); fees, salaries and expenses of legal counsel, experts, consultants or other service providers retained by the Independent Trustees; travel expenses of all officers, Trustees and employees; insurance premiums; expenses of trustees' and shareholders' meetings (including preparation of materials for such meetings); organizational expenses; and extraordinary expenses. Notwithstanding the foregoing, the Fund may enter into a separate agreement, which shall be controlling over this contract, as amended, pursuant to which some or all of the foregoing expenses of this Section 6 shall be the responsibility of the other party or parties to that agreement.

7.     The Adviser agrees to permit individuals who are directors, officers or employees of the Adviser to serve (if duly appointed or elected) as trustees, officers or employees of the Fund, including as Chief Compliance Officer of the Fund. The Fund may, as may be agreed upon from time to time between the Adviser and the Fund, pay a portion of the expense of officers or employees of the Fund supplied by the Adviser or otherwise compensate the Adviser for the services of such officers or employees.

8.     For the investment management services provided and the expenses borne pursuant to this Agreement, the Fund will pay to the Adviser as full compensation therefore a fee at an annual rate of 0.85% of the Fund's average daily total assets (including the net asset value of common shares, plus the liquidation preference of any preferred shares issued by the Fund and the principal amount of any borrowings used for leverage) minus the sum of accrued liabilities other than debt entered into for purposes of leverage ("Managed Assets"). This investment management fee shall be payable monthly as soon as practicable after the last day of each month based on the average of the daily values placed on the Managed Assets of the Fund determined at the close of regular trading on the New York Stock Exchange (currently 4:00 p.m., Eastern time) on each business day throughout the month. For purposes of this Agreement, the Managed Assets of the Trust shall be calculated pursuant to the procedures adopted by resolutions of the Trustees of the Trust for calculating the value of the Trust's assets or delegating such calculations to third parties.

9.     The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

10.   This Agreement will become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue in effect for a period of two years thereafter. Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of twelve months, only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of all the Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on 90 days' written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its "assignment" (as such term is defined in the 1940 Act).

11.   The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees of the Fund from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

12.   Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the Commission, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the "vote of a majority of the outstanding voting securities" (as defined in the 1940 Act) of the Fund (unless such approval is not required by Section 15 of the 1940 Act as interpreted by the Commission or its staff) and by the vote of a majority of the Trustees, who are not parties to such contract or agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

13.   Notices of any kind to be given to the Adviser by the Fund shall be in writing and shall be duly given if mailed or delivered to the Adviser at: 518 Seventeenth Street, Suite 1200, Denver, Colorado 80202, Attention: Dividend Capital Investments LLC, or at such other address or to such other individual as shall be specified by the Adviser. Notices of any kind to be given to the Fund by the Adviser shall be in writing and shall be duly given if mailed or delivered to: Dividend Capital Realty Income Allocation Fund, 518 Seventeenth Street, Suite 1200, Denver, Colorado 80202, Attention: President, with a copy to the Chief Legal Officer at the same address, or at such other address or to such other individual as shall be specified by the Fund to the Adviser.

14.   It is understood that the names, "Dividend Capital Investments LLC," "Dividend Capital" and "Dividend Capital Realty Income Allocation Fund" or any derivative thereof or logo associated with those names are the valuable property of the Adviser and its affiliates, and that the Fund has the right to use such names (or derivatives or logos) only so long as this Agreement shall continue with respect to such Fund. Upon termination of this Agreement, the Fund shall forthwith cease to use such names (or derivatives or logos) and shall promptly amend its Declaration of Trust to change its name (if such name is included therein) and remove any Dividend Capital logos.

15.   Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that, this Agreement is executed by the Trustees and/or officers of the Trust, not individually but as such Trustees and/or officers of the Trust, and the obligations hereunder are not binding upon any of the Trustees or shareholders individually but bind only the estate of the Trust.

16.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

17.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to its conflict of laws principles), or any of the applicable provisions of the 1940 Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission validly issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act or rule adopted thereunder reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

18.   If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed by their respective officers designated below as of the 30th day of May, 2006.

DIVIDEND CAPITAL REALTY INCOME ALLOCATION FUND

By:	/s/ Jonathan Zeschin
Name:	Jonathan Zeschin
Title:	Chairman and Independent Trustee

DIVIDEND CAPITAL INVESTMENTS LLC
By:	/s/ Thomas Florence
Name:	Thomas Florence
Title:	President